Exhibit 9.1

September 03, 2026,	CA-01-2026

TO WHOM IT MAY CONCERN

Letter re Change in Certifying Accountant

Ladies and Gentlemen:

We have read the statements made by Compound Real Estate Bonds II, Inc. (the “Company”) under the heading “Change in Certifying Accountant” in the Company’s Annual Report on Form 1-K dated September 3, 2026, to be filed with the U.S. Securities and Exchange Commission.

We agree with such statements insofar as they relate to our firm.

Very truly yours,

Umair AK CPA LLC

License # C11146

Richmond, Texas

Date: September 3, 2026

Umair AK CPA LLC, 15500 Voss Road, Suite # 8, Sugar Land, Texas, 77498

Phone: 979-288-1505 Email: info@uakcpa.com www.uakcpa.com